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                                                                EXHIBIT 8.(l).

                        ADMINISTRATIVE SERVICE AGREEMENT

        THIS AGREEMENT is made as of this 23rd day of January, 2001, by and between Homestead Funds, Inc. ("Homestead Funds"), a Maryland corporation, on behalf of the International Stock Index Fund, and RE Advisers Corporation ("RE Advisers"), a Virginia corporation.

        WHEREAS, Homestead Funds engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, Homestead Funds is a series type investment company currently consisting of eight series, each with its own investment program, policies, objectives, and restrictions; and

        WHEREAS, Homestead Funds desires to retain RE Advisers to perform certain administrative services on behalf of its International Stock Index Fund pursuant to the terms and conditions set forth herein and RE Advisers desires to perform such services;

        NOW, THEREFORE, the parties hereto agree as follows:

1. Administrative Services. RE Advisers shall provide certain administrative services to the International Stock Index Fund, including: (i) maintenance of the International Stock Index Fund's corporate existence and corporate records; (ii) maintenance of the registration and qualification of the International Stock Index Fund's shares under federal and state law; (iii) coordination and supervision of the financial, accounting, and administrative functions for the International Stock Index Fund; (iv) selection, coordination of the activities of, supervision, and service as liaison with various agents and other parties employed by the International Stock Index Fund (e.g., custodian, transfer agent, auditors, and attorneys); and (v) assistance in the preparation and development of all shareholder communications and reports. RE Advisers also will furnish to or place at the disposal of the International Stock Index Fund such information, reports, evaluations, analyses, and opinions as the International Stock Index Fund may, from time to time, reasonably request or which RE Advisers believes would be helpful to the International Stock Index Fund.

2. Compensation. Homestead Funds, with respect to the International Stock Index Fund, shall pay RE Advisers as compensation for all services rendered and for the expenses which it assumes, on a monthly basis, an administration fee based on the International Stock Index Fund's average daily net assets at an annualized rate equal to .25% of average daily net assets. The fee shall accrue each calendar day and the sum of the daily fee accruals shall be paid monthly on the first business day of the next calendar month. The daily fee accruals shall be computed by multiplying the fraction of one over the number of calendar days in the year by the annual rate described above and multiplying the product by the net assets of


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        the International Stock Index Fund as determined in accordance with
        Homestead Funds' prospectus as of the close of business on the previous business day on which Homestead Funds was open for business.

3. Services to Other Clients. Nothing herein contained shall limit the freedom of RE Advisers to render administrative services to other investment companies or engage in other business activities with other persons, firms or corporations.

4. Limitation of Liability. Neither RE Advisers, any of its officers, directors, or employees, nor any person performing, at the direction or request of RE Advisers, administrative or other functions for Homestead Funds with respect to the International Stock Index Fund in connection with RE Advisers' discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by Homestead Funds, with respect to the International Stock Index Fund, in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of Homestead Funds or from reckless disregard by RE Advisers or any such person of the duties of RE Advisers under this Agreement.

5. Term. This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with the provisions of this Agreement

6. Termination. This Agreement may be terminated upon mutual agreement of the parties in writing or by either party hereto, without the payment of any penalty, upon 60 days prior written notice to the other party.

7. Amendment. This Agreement may be amended only upon mutual agreement of the parties in writing.

8. Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party may be assigned without the prior written consent of the other party, except that RE Advisers is authorized to delegate any of its obligations to State Street Bank and Trust Company or any of its affiliates so long as RE Advisers remains responsible for any compensation due any delegate.

9. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10. Interpretation. Nothing herein contained shall be deemed to require Homestead Funds to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by

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        which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of Homestead Funds.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by a duly authorized officer as of the date specified above.

HOMESTEAD FUNDS, INC.

By: Peter Morris
    --------------------
Name: Peter Morris
     -------------------
Title: Vice President
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RE ADVISERS CORPORATION


By: Peter Morris
    --------------------
Name: Peter Morris
     -------------------
Title: Vice President
      ------------------


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